Exhibit 99.1


                 [LandAmerica Financial Group, Inc. Letterhead]

FOR IMMEDIATE RELEASE:   CONTACTS:
December 17, 2001        G. William Evans               H. Randolph Farmer
                         Executive Vice President       Senior Vice President
                         And Chief Financial Officer    Corporate Communications
                         804-267-8114                   804-267-8120


                          LANDAMERICA ANNOUNCES COMMON
                          STOCK REPURCHASE PROGRAM AND
                           COMMENTS ON COMPANY OUTLOOK

         LandAmerica Financial Group, Inc. (NYSE: LFG), a premier provider of title insurance and a broad range of real estate-related services, announced today that its Board of Directors has approved a program to purchase over the next twelve months up to 1.25 million shares, or approximately 7%, of its outstanding common stock. The company has allocated $25 million to this program. Purchases of stock will be accomplished primarily on the open market, with the timing of such transactions subject to market conditions and SEC regulations. The company anticipates funding for this program to come from available corporate funds, an existing credit facility and future excess cash flow. The program would be in addition to the open market purchases presently made in connection with LandAmerica's employee benefit plans.

         Commenting on the newly-approved program, Charles H. Foster, Jr., chairman and chief executive officer, said, "We view our current stock price as significantly undervalued. For the fourth quarter of this year, we expect to report record open order counts, and to post solid operating results even though we have made some tough decisions to scale back and write down prior investments in specific technology and appraisal business initiatives that will result in two one-time charges. The first of these is a non-cash, after-tax charge of approximately $7.2 million, or $.39 per diluted share, resulting from the Company's decision to stop development of TitleQuest, as disclosed in the September 2001 Form 10-Q. As a result of this charge, next year's depreciation and amortization expense will be reduced by about $3 million on a pre-tax basis.

         "The second item is a one-time, non-cash charge related to impairment of acquisition related intangibles that resulted from the acquisition of Primis, the appraisal services portion of LandAmerica OneStop. Although the amount of the charge has not been finally determined, we expect it to be a substantial portion of the $37 million of intangibles currently carried on the balance sheet related to this acquisition. As a result, we estimate a one-time, after-tax earnings impact on fourth quarter results between $1.00 and $1.15 per diluted share. As we have previously disclosed, the adoption rates of Primis's technology by its customer base has been much slower than had been anticipated and the acquisition has been dilutive for a longer period of time than had been originally expected. While OneStop will still be dilutive in the fourth quarter of 2001, as a result of stronger revenues, combined with aggressive cost reduction measures, we expect to have reduced its operating loss significantly in the fourth quarter of 2001, and to turn profitable quickly in 2002.

         "Exclusive of these two non-cash charges, we expect fourth quarter earnings to substantially exceed the current consensus estimate of $1.03 per share.

         "In looking ahead to 2002, the Mortgage Bankers Association predicts a decline in mortgage activity; however the levels they are predicting would still represent a relatively strong real estate market. In view of these external factors, current market conditions and our proven ability to manage costs throughout all business conditions, we are comfortable with consensus of the six estimates outstanding for the year of around $3.35 per share. Based on this, and the typical valuation of our stock relative to expected earnings, the outlook is decidedly more positive than is reflected in the current valuation of the stock. The common stock repurchase program not only demonstrates LandAmerica's confidence in its strategic plans for profitable growth over the long-term, but also reflects a sound, opportunistic investment decision regarding an undervalued security."

         The company will discuss this press release on a conference call for investors at 10:00 a.m. Eastern Time on Tuesday, December 18, 2001. The
conference call will be simultaneously broadcast over the Internet via LandAmerica's Web Site, located at http://www.landam.com. Those wishing to participate in the conference call should dial 1-800-997-8642 prior to the beginning of the call. Additionally, an audio archive of the call will also be available on the company's Web Site.

LandAmerica Financial Group, Inc., through its subsidiaries Commonwealth Land Title Insurance Company, Lawyers Title Insurance Corporation and Transnation Title Insurance Company, services its residential and commercial customers with more than 600 offices throughout the United States, Canada and the Caribbean.

The company cautions readers that the statements contained herein regarding the company's future business plans, operations, opportunities or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For more details on factors that could affect expectations, see the company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission.